As filed with the Securities and Exchange Commission on September 16, 2024

Registration No. 333-249804

Registration No. 333-273090

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-249804

Post-Effective Amendment No. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-273090

UNDER

THE SECURITIES ACT OF 1933

Alimera Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0028718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6310 Town Square, Suite 400

Alpharetta, Georgia 30005

Telephone: (678) 990-5740

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard S. Eiswirth, Jr.

President and Chief Executive Officer

6310 Town Square, Suite 400

Telephone: (678) 990-5740

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Andrew P. Gilbert	Christopher S. Visick
DLA Piper LLP (US)	Vice President and General Counsel
51 John F. Kennedy Parkway, Suite 120	6310 Town Square, Suite 400
Short Hills, NJ 07078	Alpharetta, GA 30005
(973) 520-2550	(678) 990-5740

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Alimera Sciences, Inc., a Delaware corporation (the “Registrant”), terminate all offerings and deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-249804) pertaining to the registration of the sale of up to $100,000,000 of (i) shares of common stock; (ii) shares of preferred stock; (iii) warrants to purchase any combination of shares of common stock, shares of preferred stock or debt securities; (iv) debt securities; (v) rights to purchase any combination of shares of common stock, shares of preferred stock, debt securities or units; and (vi) units representing an interest in a combination of one or more of the securities registered hereunder, which was filed with the SEC on November 2, 2020.

•	Registration Statement on Form S-3 (No. 333-273090) pertaining to the registration of the sale of up to 49,763 shares of common stock, which was filed with the SEC on June 30, 2023.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 21, 2024, among the Registrant, ANI Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and ANIP Merger Sub INC., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned indirect subsidiary of Parent. The Merger became effective on September 16, 2024.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 24, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on September 16, 2024:

ALIMERA SCIENCES, INC.

By:	/s/ Richard S. Eiswirth, Jr.
	Name:	Richard S. Eiswirth, Jr.
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.